Exhibit 5.1

TROUTMAN SANDERS LLP

Attorneys at Law

Bank of America Plaza

600 Peachtree Street, NE

Suite 5200

Atlanta, Georgia 30308-2216

404.885.3000 telephone

404.885.3900 facsimile

troutmansanders.com

July 30, 2015

AGL Resources Inc.

Ten Peachtree Place NE

Atlanta, Georgia 30309

Ladies and Gentlemen:

We have acted as counsel to AGL Resources Inc., a Georgia corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of 1,500,000 additional shares (the “Additional Shares”) of the Company’s common stock, par value $5.00 per share (the “Common Stock”), for issuance pursuant to the Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). This opinion is being provided at your request for inclusion in the Registration Statement.

In rendering this opinion, we have examined the Registration Statement and copies of the Company’s Amended and Restated Articles of Incorporation and Bylaws, as amended, each as certified to us by an officer of the Company. We also have reviewed minutes of proceedings of the Board of Directors of the Company relating to the issuance and sale of the Additional Shares and such other documents as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when the Additional Shares have been issued against the payment of consideration therefor in accordance with the terms of the Plan, the Additional Shares will be duly and validly issued, fully paid and non-assessable.

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the State of Georgia and the Federal law of the United States of America.

ATLANTA  BEIJING  CHARLOTTE  CHICAGO  HONG KONG  NEW YORK   ORANGE COUNTY  PORTLAND  RALEIGH

RICHMOND  SAN DIEGO  SAN FRANCISCO  SHANGHAI  TYSONS CORNER  VIRGINIA  BEACH  WASHINGTON, DC

AGL Resources Inc.

July 30, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement with respect to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP